Exhibit 10 (l)

                              AMENDMENT NO.1 TO THE
                         MCI COMMUNICATIONS CORPORATION
                                STOCK OPTION PLAN



     Effective January 1, 1995, the MCI Communications Corporation Stock Option Plan is hereby amended in the following respects:

 1.  The following language is added to the end of Section 1.6(c):

     Notwithstanding the foregoing, the term "fair market value" shall mean for purposes of determining the key employee's tax obligation, the gross sale price of Common Stock obtained by the key employee upon the exercise of a nonqualified stock option if the key employee's date of sale is the same day as the Tax Date and all shares of Common Stock on such Tax Date are sold. If such key employee does not sell all the shares of Common Stock exercised, the fair market value for purposes of determining the key employee's tax obligation shall be the sale price obtained by the key employee for those shares he or she does sell multiplied by the total number of options exercised. The Company shall be entitled to verify such key employee's sale price by whatever method the Company deems advisable, appropriate or administratively convenient.

 2.  Section  3.4  is hereby amended in its entirety to read as follows:

      3.4   Withholding Taxes

     Whenever under the Plan shares of Common Stock are to be transferred or payment is to be made to a key employee, the Company shall be entitled to require as a condition of transfer or payment that the key employee remit an amount sufficient in the Company's opinion, to satisfy all FICA, federal and other withholding tax requirements related thereto. The Company shall be entitled to deduct such amount from any cash payment. If the key employee has used cash as payment of the purchase price, the key employee must satisfy the foregoing condition by making a cash payment to the Company equal to the tax to be withheld. If the key employee has used shares of Common Stock as payment of the purchase price for the shares being purchased, the key employee must satisfy the foregoing condition by having the Company withhold shares with a value equal to the amount of tax to be withheld. Such shares shall be valued at their fair market value on the date as of which the amount of tax to be withheld is

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determined (the "Tax Date"), except that shares received pursuant to Section 2.9 shall be valued as set forth therein. Fractional share amounts shall be settled in cash. A key employee whose transactions in the Common Stock of the Company are subject to Section 16(b) of the Act, shall to the extent required thereunder, (i) be irrevocable, (ii) be made no sooner than six months after the grant of the award with respect to which the election is made (except that this limitation will not apply in the event of the key employee's disability during such six-month period), and (iii) be made at least six months prior to the Tax Date, or be made prior to the Tax Date in a "window period." If the Tax Date of such a key employee making such an election is deferred for six months after the date of exercise of the award, the full number of shares for which the exercise is made shall be delivered to him or her, but he or she shall be unconditionally obligated to surrender to the Company the number of shares necessary to satisfy the income tax withholding obligation on the Tax Date.

     IN  WITNESS  WHEREOF,   the  board  of  directors  of  MCI   Communications
Corporation has caused this instrument to be executed, as of the effective date hereof.
                                            MCI COMMUNICATIONS CORPORATION



                                       By: /s/ Bert C. Roberts, Jr.
                                           --------------------------
                                              Bert C. Roberts, Jr.
                                              Chairman


ATTEST:



/s/ C. Bolton-Smith, Jr.
-------------------------
C. Bolton-Smith, Jr.
Secretary